Exhibit 99.1

News Release
RAMBUS REPORTS FOURTH QUARTER AND FISCAL YEAR 2020 FINANCIAL RESULTS

•Delivered strong Q4 results, in line with revenue and exceeding profitability expectations
•Beat 2020 guidance for annual revenue and earnings
•Generated $185.5 million in cash provided by operating activities for the full year, up 44% year over year
•Record annual product revenue of $114.0 million driven by Memory Interface Chips, up 56% year over year

SAN JOSE, Calif. - February 1, 2021 - Rambus Inc. (NASDAQ:RMBS), a provider of industry-leading chips and IP making data faster and safer, today reported financial results for the fourth quarter ended December 31, 2020. GAAP revenue for the fourth quarter was $61.9 million; licensing billings were $64.2 million, product revenue was $21.8 million, and contract and other revenue was $12.4 million. The Company also generated $42.1 million in cash provided by operating activities in the fourth quarter, bringing the 2020 total to $185.5 million, up 44% year over year.

“Rambus delivered excellent results in 2020, fueled by focused execution, significant product growth, and sustained patent licensing,” said Luc Seraphin, chief executive officer of Rambus. “With our cash generation enabling ongoing investment in our roadmap, we are well positioned to meet the expanding needs of data center and cloud, and are poised for continued profitable growth in the coming years.”

Business Review

The shift to the cloud, along with the widespread advancement of artificial intelligence (AI) across data center, 5G, automotive and Internet of Things (IoT), has led to an exponential growth in data usage and increasing requirements on data infrastructure. Creating fast and safe connections, both in and across systems, remains one of the most mission-critical design challenges limiting performance in advanced hardware for these markets. As a provider of industry-leading chips and IP that solve the bottleneck between processing and memory in data center and cloud, Rambus is ideally suited to address these challenges.

The Company’s Memory Interface Chip business had a record year, which is reflected in the annual product revenue growth of 56% year over year. This increase was driven by a combination of rising demand in data center and cloud and steady gains in DDR4 market share, allowing us to significantly outpace the growth in the overall market. For DDR5, Rambus remains in the leading position for qualification and is shipping early volumes to key customers.

The Rambus Silicon IP business continued its momentum with annual revenue up 14% and sustained design wins for interface and security IP as performance-hungry applications, like AI, continue to increase complexity in data center, 5G and the edge. This performance was supported by the successful integrations of the former Northwest Logic and Verimatrix teams acquired in late 2019.

Throughout the year, the Company signed multiple new patent licenses and renewed agreements with key customers, including DRAM licenses with CXMT and Micron. Extending many years into the future, these agreements demonstrate the ongoing strength and relevance of the patent portfolio and solidify a foundation of sustained cash generation.

Quarterly Financial Review - GAAP	Three Months Ended December 31,
(In millions, except for percentages and per share amounts)	2020	2019
Revenue
Royalties	$27.7	$19.4
Product revenue	21.8	26.6
Contract and other revenue	12.4	13.9
Total revenue	$61.9	$59.9
Cost of product revenue	$7.5	$9.3
Cost of contract and other revenue	$1.6	$1.6
Amortization of acquired intangible assets (included in total cost of revenue)	$4.3	$3.6
Total operating expenses (1)	$59.5	$58.6
Operating loss	$(11.0)	$(13.2)
Operating margin	(18)%	(22)%
Net loss	$(12.1)	$(9.5)
Diluted net loss per share	$(0.11)	$(0.09)

Net cash provided by operating activities	$42.1	$35.4

(1)    Includes amortization of acquired intangible assets of approximately $0.2 million and $0.3 million for the three months ended December 31, 2020 and 2019, respectively.

Quarterly Financial Review - Non-GAAP (including operational metric) (1)	Three Months Ended December 31,
(In millions)	2020	2019
Licensing billings (2)	$64.2	$63.8
Product revenue	$21.8	$26.6
Contract and other revenue	$12.4	$13.9
Cost of product revenue	$7.5	$9.3
Cost of contract and other revenue	$1.6	$1.6
Total operating expenses	$46.7	$51.3
Interest and other income (expense), net	$(0.6)	$1.0
Diluted share count	115	115

(1)    See “Supplemental Reconciliation of GAAP to Non-GAAP Results” table included below. Note that the applicable non-GAAP measures are presented and that revenue, cost of product revenue and cost of contract and other revenue are solely presented on a GAAP basis.

(2)     Licensing billings is an operational metric that reflects amounts invoiced to our licensing customers during the period, as adjusted for certain differences.

GAAP revenue for the quarter was $61.9 million, with licensing billings of $64.2 million, product revenue of $21.8 million, and contract and other revenue of $12.4 million. Rambus had total GAAP cost of revenue of $13.4 million and operating expenses of $59.5 million. The Company also had total non-GAAP operating expenses of $55.8 million (which includes non-GAAP cost of revenue), at the low end of its expectations through its operational efficiency. The Company’s annual product revenue increased 56% year over year as the Company continues to gain market share. The Company made this gain while also improving its operating margins and cash generation. Due to the Company’s strong performance and operational efficiency, the Company delivered a strong fourth quarter, in line with revenue and exceeding profitability expectations. The Company had GAAP diluted net loss per share of $0.11. The Company’s basic share count was 113 million shares and its diluted share count would have been 115 million shares.

Cash, cash equivalents, and marketable securities as of December 31, 2020 were $502.6 million, a decrease of $17.6 million as compared to September 30, 2020, mainly due to $50.0 million paid in connection with an accelerated share repurchase program, offset by cash provided by operating activities of approximately $42.1 million. Cash provided by operating activities for the year ended December 31, 2020 was $185.5 million, an increase of $56.9 million or 44%, from the same period in the prior year.

2021 First Quarter Outlook

The Company will discuss its full revenue guidance for the first quarter of 2021 during its upcoming conference call. The following table sets forth first quarter outlook for other measures.

(In millions)	GAAP	Non-GAAP (1)
Licensing billings (2)	$60 - $66	$60 - $66
Product revenue	$27 - $33	$27 - $33
Contract and other revenue	$7 - $13	$7 - $13
Total operating costs and expenses	$73 - $69	$61 - $57
Interest and other income (expense), net	$0	($1)
Diluted share count	116	116

(1)    See “Reconciliation of GAAP Forward Looking Estimates to Non-GAAP Forward Looking Estimates” tables included below. Note that the applicable non-GAAP measures are presented, and that revenue is solely presented on a GAAP basis.

(2)     Licensing billings is an operational metric that reflects amounts invoiced to our licensing customers during the period, as adjusted for certain differences. This metric is the same for both GAAP and non-GAAP presentations.

For the first quarter of 2021, the Company expects licensing billings to be between $60 million and $66 million. The Company also expects royalty revenue to be between $23 million and $29 million, product revenue to be between $27 million and $33 million and contract and other revenue to be between $7 million and $13 million. Revenue is not without risk and achieving revenue in this range will require that the Company sign customer agreements for various product sales and solutions licensing, among other matters.

The Company also expects operating costs and expenses to be between $73 million and $69 million. Additionally, the Company expects non-GAAP operating costs and expenses to be between $61 million and $57 million. These expectations also assume non-GAAP interest and other income (expense), net, of ($1 million), tax rate of 24% and diluted share count of 116 million, and exclude stock-based compensation expense ($7 million), amortization expense ($5 million), non-cash interest expense on convertible notes ($2 million) and interest income related to the significant financing component from fixed-fee patent and technology licensing arrangements ($3 million).

Conference Call

Rambus management will discuss the results of the quarter during a conference call scheduled for 2:00pm PT today. The call, audio and slides will be available online at investor.rambus.com and a replay will be available for the next week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 3744169.

Non-GAAP Financial Information

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: operating costs and expenses and interest and other income (expense), net. In computing each of these non-GAAP financial measures, the following items were considered as discussed below: stock-based compensation expenses, acquisition-related/divestiture costs and retention bonus expense, amortization expenses, restructuring and other charges, depreciation expense on unused Electronic Design Automation (“EDA”) software licenses, expense on abandoned operating leases, (gain) loss on divestiture, facility restoration costs, non-cash interest expense and certain other one-time adjustments. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.

The Company’s non-GAAP financial measures reflect adjustments based on the following items:

Stock-based compensation expense. These expenses primarily relate to employee stock options, employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because such expenses are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with peer companies.

Acquisition-related/divestiture costs and retention bonus expense. These expenses include all direct costs of certain acquisitions, divestitures and the current periods’ portion of any retention bonus expense associated with the acquisitions. The Company excludes these expenses in order to provide better comparability between periods as they are related to acquisitions and divestitures and have no direct correlation to the Company’s operations.

Amortization expense. The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the operation of the Company’s core business.

Restructuring and other charges. These charges may consist of severance, contractual retention payments, exit costs and other charges and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Depreciation expense on unused EDA software licenses. Reflects the accelerated depreciation expense on EDA software licenses that were abandoned in the fourth quarter of 2020. The Company excludes these charges because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Expense on abandoned operating leases. Reflects the expense on building leases that were abandoned in the fourth quarter of 2020. The Company excludes these charges because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

(Gain) loss on divestiture. This item consists of non-cash (gain) loss on divestiture and are excluded because such (gains) losses are non-recurring and do not reduce the Company’s liquidity.

Facility restoration costs. These charges consist of exit costs associated with our leased office space and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Non-cash interest expense on convertible notes. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s ongoing operations.

Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 24 percent for both 2020 and 2019, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits, deferred tax asset valuation allowance and the release of any deferred tax asset valuation allowance. Accordingly, the Company has applied these tax rates to its non-GAAP financial results for all periods in the relevant years to assist the Company’s planning.

On occasion in the future, there may be other items, such as significant gains or losses from contingencies that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.

About Rambus Inc.

Rambus is a provider of industry-leading chips and silicon IP making data faster and safer. With over 30 years of advanced semiconductor experience, we are a pioneer in high-performance memory subsystems that solve the bottleneck between memory and processing for data-intensive systems. Whether in the cloud, at the edge or in your hand, real-time and immersive applications depend on data throughput and integrity. Rambus products and innovations deliver the increased bandwidth, capacity and security required to meet the world’s data needs and drive ever-greater end-user experiences. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including those relating to Rambus’ expectations regarding operating results and business opportunities, growth in product and service offerings and product revenue, expected benefits of our merger, acquisition and divestiture activity and related integration, and financial guidance for the first quarter of 2021, including licensing billings and revenue estimates, operating costs and expenses, interest and other income (expense), net and estimated, fixed, long-term projected tax rates on a GAAP and non-GAAP basis, as appropriate. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission, as well as the potential adverse impacts related to, or arising from, the Novel Coronavirus (COVID-19). Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact

Rahul Mathur
Senior Vice President, Finance and Chief Financial Officer
Rambus Inc.
(408) 462-8000
rmathur@rambus.com

Source: Rambus Inc.

Rambus Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$136,146	$102,176
Marketable securities	366,503	305,488
Accounts receivable	27,903	44,039
Unbilled receivables	135,897	184,366
Inventories	14,466	10,086
Prepaids and other current assets	15,907	18,524
Total current assets	696,822	664,679
Intangible assets, net	36,487	54,900
Goodwill	183,222	183,465
Property, plant and equipment, net	57,693	44,714
Operating lease right-of-use assets	28,708	37,020
Deferred tax assets	4,353	4,574
Unbilled receivables, long-term	232,056	343,703
Other assets	4,535	5,931
Total assets	$1,243,876	$1,338,986

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,993	$9,549
Accrued salaries and benefits	23,326	20,291
Deferred revenue	10,198	11,947
Income taxes payable, short-term	20,064	19,142
Operating lease liabilities	4,724	6,357
Other current liabilities	18,559	18,893
Total current liabilities	85,864	86,179
Long-term liabilities:
Convertible notes, long-term	156,031	148,788
Long-term operating lease liabilities	34,305	39,889
Long-term income taxes payable	41,333	60,094
Deferred tax liabilities	14,336	13,846
Other long-term liabilities	6,894	19,272
Total long-term liabilities	252,899	281,889
Total stockholders’ equity	905,113	970,918
Total liabilities and stockholders’ equity	$1,243,876	$1,338,986

Rambus Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Royalties	$27,732	$19,434	$80,985	$90,785
Product revenue	21,774	26,600	113,996	72,972
Contract and other revenue	12,407	13,913	47,766	60,270
Total revenue	61,913	59,947	242,747	224,027
Cost of revenue:
Cost of product revenue	7,468	9,311	37,749	27,156
Cost of contract and other revenue	1,647	1,637	5,647	9,905
Amortization of acquired intangible assets	4,336	3,628	17,352	14,314
Total cost of revenue	13,451	14,576	60,748	51,375
Gross profit	48,462	45,371	181,999	172,652
Operating expenses:
Research and development	34,752	36,820	139,837	156,815
Sales, general and administrative	21,232	24,538	85,619	101,373
Amortization of acquired intangible assets	229	334	1,061	2,743
Restructuring and other charges	3,253	4,588	4,089	8,821
(Gain) loss on divestiture	—	(7,698)	—	7,439
Change in fair value of earn-out liability	—	—	(1,800)	—
Total operating expenses	59,466	58,582	228,806	277,191
Operating loss	(11,004)	(13,211)	(46,807)	(104,539)
Interest income and other income (expense), net	3,081	6,263	17,516	27,375
Interest expense	(2,619)	(2,550)	(10,340)	(9,852)
Interest and other income (expense), net	462	3,713	7,176	17,523
Loss before income taxes	(10,542)	(9,498)	(39,631)	(87,016)
Provision for income taxes	1,524	34	3,978	3,403
Net loss	$(12,066)	$(9,532)	$(43,609)	$(90,419)
Net loss per share:
Basic	$(0.11)	$(0.09)	$(0.39)	$(0.81)
Diluted	$(0.11)	$(0.09)	$(0.39)	$(0.81)
Weighted average shares used in per share calculation:
Basic	112,706	111,883	113,254	110,948
Diluted	112,706	111,883	113,254	110,948

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2020	2019
Total operating expenses	$59,466	$58,582
Adjustments:
Stock-based compensation expense	(6,165)	(4,819)
Acquisition-related/divestiture costs and retention bonus expense	(781)	(4,250)
Amortization of acquired intangible assets	(229)	(334)
Restructuring and other charges	(3,253)	(4,588)
Depreciation expense on unused EDA software licenses	(2,183)	—
Expense on abandoned operating leases	(174)	—
Facility restoration costs	—	(959)
Gain on divestiture	—	7,698
Non-GAAP total operating expenses	$46,681	$51,330

Interest and other income (expense), net	$462	$3,713
Adjustments:
Interest income related to significant financing component from fixed-fee patent and technology licensing arrangements	(2,895)	(4,469)
Non-cash interest expense on convertible notes	1,849	1,749
Non-GAAP interest and other income (expense), net	$(584)	$993

Rambus Inc.
Reconciliation of GAAP Forward-Looking Estimates to Non-GAAP Forward-Looking Estimates
(In millions)
(Unaudited)

2021 First Quarter Outlook	Three Months Ended March 31, 2021
	Low	High
Forward-looking operating costs and expenses	$72.7	$68.7
Adjustments:
Stock-based compensation expense	(7.0)	(7.0)
Amortization of acquired intangible assets	(4.6)	(4.6)
Forward-looking Non-GAAP operating costs and expenses	$61.1	$57.1

Forward-looking interest and other income (expense), net	$(0.1)	$(0.1)
Adjustments:
Interest income related to significant financing component from fixed-fee patent and technology licensing arrangements	(2.7)	(2.7)
Non-cash interest expense on convertible notes	1.8	1.8
Forward-looking Non-GAAP interest and other income (expense), net	$(1.0)	$(1.0)